EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS 18% SALES GROWTH FOR FOURTH QUARTER, FULL YEAR UP 11%.

Evansville, IN (March 2, 2012) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the fourth quarter of 2011 was $2.1 million, or $0.17 basic earnings per share ($0.16 diluted earnings per share) compared to net income of $2.2 million or $0.18 basic earnings per share ($0.17 diluted earnings per share) for the same quarter in 2010. Net revenues for the fourth quarter of 2011 were 17.6% higher than the same quarter last year. Sales growth is a result of continued focus on product innovation and brand marketing. Net income for the full year 2011 was $4.4 million, or $0.35 basic earnings per share ($0.33 diluted earnings per share) compared to net income of $6.1 million, or $0.48 basic and $0.46 diluted earnings per share for full year 2010. Net revenues for the full year 2011 were 11.3% higher than last year.

In 2011, the Company began accelerating depreciation expense related to the replacement of its Oracle ERP system. Accelerated depreciation expense for the year of $4.4 million is included in SG&A. Net income for the quarter, prior to the adjustment for this accelerated depreciation would have been $3.5 million or $0.27 basic earnings per share, an increase of 57% over prior year net income for the quarter. Net income for the year 2011 would have been $7.2 million or $0.56 basis earnings per share, an increase of 18% over prior year net income.

In the Sporting Goods segment, net revenue increased 13.0% in 2011 compared to 2010 with growth coming from most sales channels. The Company continues to aggressively pursue opportunities to increase revenue through introduction of new products, expansion of product distribution, and increased investment in consumer marketing.

Net revenue in the Information Security and Print Finishing business increased 7.0% in 2011 compared to 2010 primarily due to a specialty product sold to one customer. The Company has widened its product range to promote its opportunities in the information security and print finishing markets. Excluding the effect of changes in foreign exchange rates, 2011 sales were up 4.5% from 2010.

“We are delighted with the results achieved in 2011, including an 11% increase in top line sales and a 18% increase in full year net income prior to accelerated depreciation,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We are now driving substantial growth in numerous categories through a balanced strategy of product innovation and brand marketing. Our aim is to serve the customer in all ways. We have great customer partners who share our passion for providing consumers and end-users with great products today and into the future.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	31 December 2011	25 December 2010	31 December 2011	25 December 2010

NET SALES	$36,668	$31,185	$134,250	$120,656

OPERATING EXPENSES
Cost of goods sold	26,197	23,662	92,541	83,475
Selling and administrative	9,878	6,306	35,942	27,704
Amortization	351	246	1,596	1,288

OPERATING INCOME	242	971	4,171	8,189

OTHER INCOME (EXPENSE)
Interest expense	(164)	(158)	(693)	(1,163)
Other income	1,697	1,464	3,397	2,050

INCOME BEFORE INCOME TAXES (BENEFIT)	1,775	2,277	6,875	9,076

PROVISION (BENEFIT) FOR INCOME TAXES	(358)	54	2,434	3,017

NET INCOME	$2,133	$2,223	$4,441	$6,059

PER SHARE DATA
Basic earnings per share	$0.17	$0.18	$0.35	$0.48
Diluted earnings per share	$0.16	$0.17	$0.33	$0.46
Average shares outstanding	12,884	12,775	12,849	12,726

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	31 December 2011	25 December 2010
ASSETS
Current assets	$64,146	$55,010
Property, plant & equipment – net	11,915	19,844
Other assets	28,769	27,302
Goodwill	25,285	25,397
Total	$130,115	$127,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$34,650	$30,878
Other liabilities	7,900	9,645
Stockholders’ equity	87,565	87,030
Total	$130,115	$127,553